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                                         Exhibit 11A



                               PacifiCare Health Systems, Inc.


                      Computation of Net Income per Share of Common Stock-
                                            Primary


                    (Dollars and shares in thousands, except per share amounts)

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

                                          Three months ended    Nine months ended
                                            September 30,        September 30,
                                         -------------------- --------------------
                                            1997      1996      1997       1996
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

Net income                                 $30,768    $3,527    $92,259    $43,974
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Shares outstanding at the beginning of
  the period                                41,886     31,183    31,301     30,987

Weighted average number of shares
  issued during the period in
  connection with:
     Issuance of common shares in
     connection with FHP Acquisition          -          -        8,095       -
     Exercise of stock options                  18         46       639        162

Dilutive shares issuable:
  Net of shares assumed to have been
     purchased (at the average market
     price) for treasury with assumed
     proceeds from the contingent
     exercise of stock options and
     registered equity purchase contracts      321        494       459        569
  Assumed conversion of Series A
     Cumulative Convertible Preferred
     Stock on date of issuance               3,955       -        3,303        -
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Total shares - primary                      46,180     31,723    43,797     31,718
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Primary earnings per share                   $0.67      $0.11     $2.11      $1.39
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